Exhibit 10.11

December 21, 2023

Dear Bill,

On behalf of Southwest Gas Holdings, Inc. (“SWX”) and its wholly-owned subsidiary, Centuri Group, Inc. (the “Company”), it is our pleasure to extend to you this written offer outlining the mutually agreed upon terms of your employment. The information below outlines the terms of your employment and compensation.

Position:

Your position will be President and Chief Executive Officer of the Company and the Company’s wholly-owned subsidiary, Centuri Group, Inc., initially reporting to the President and Chief Executive Officer of SWX. It is anticipated that your start date will be January 1, 2024, at or shortly after which you also will be appointed as a member of the Company’s Board of Directors (the “Board”) and the boards of directors of appropriate subsidiaries of the Company (and thereafter nominated each year to continue in such role(s)). As we have discussed, it is the Company’s intention to effect an initial public offering or a spin off of the Company in 2024, resulting in the Company becoming a publicly-traded corporation (a “Separation Event”).

Following the Separation Event, you will report directly to the Board, and you will cease reporting to the Chief Executive Officer of SWX.

Obligations:

During your employment, you shall devote your full business time, skill, attention, and best efforts to the performance of your duties to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board and in compliance with the Company’s Corporate Governance Guidelines and other governance documents, from serving on the boards of directors of a company that is not a competitor of the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. You will comply with all lawful rules, policies, procedures, regulations, and administrative directions as they currently exist and subject to any future modifications by the Company.

Base Salary:

Your base salary will be $1,045,000 annually, paid on a bi-weekly basis, less deductions required by law, payable in accordance with the Company’s normal payroll practices. Your base salary may be increased (but not decreased without your consent) in the sole discretion of (a) the Compensation Committee of SWX, prior to the Separation Event, and (b) the Compensation Committee of the Board, following the Separation Event (as applicable, the “Applicable Committee”). This is an exempt position. As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked more than 40 in a workweek or overtime as otherwise defined by applicable state law.

Annual Cash Incentive:

You will be eligible for an annual cash incentive in accordance with the Company’s short-term cash incentive plan or policy for the applicable year. You will be eligible to receive such awards beginning in 2024 at the same time as other executive officers of the Company. Your target annual incentive opportunity will be equal to 110% of your annual base salary. The actual amount earned may be less than or greater than the target opportunity, based on performance as measured against metrics set by the Applicable Committee. Any such bonus will be paid annually, not later than March 15th of the following calendar year, provided you continue to be employed on the payment date. Your target annual incentive opportunity may be increased (but not decreased without your consent) in the sole discretion of the Applicable Committee.

Long-Term Incentives:

Your annual long-term incentive award target opportunity will be equal to 225% of your annual salary. The types and terms of your awards will be determined by the Applicable Committee and will be consistent with the types and terms of awards granted to other executive officers of the Company. You will be eligible to receive such awards beginning in 2024 at the same time as other executive officers of the Company. After the Separation Event, your awards will be granted under the Company’s omnibus incentive plan and will relate to shares of the Company’s common stock. Prior to the Separation Event, your awards will be granted under SWX’s 2024 omnibus incentive plan and will relate to shares of SWX’ s common stock; provided, that, as with all awards granted under SWX’s 2024 omnibus incentive plan before SWX’s 2024 annual meeting, if you receive your 2024 award under SWX’s 2024 omnibus incentive plan your award will be contingent upon stockholder approval of SWX’s 2024 omnibus incentive plan at its 2024 annual meeting. It is anticipated that all SWX equity awards held by the Company’s executive officers and other Company employees will be exchanged for Company equity awards at or after the Separation Event. Additionally, the Company will have the right to cash-settle Company equity awards that are settled prior to a spin-off of the Company by SWX, to the extent SWX determines that cash-settlement is required to preserve the ability to effect a tax-free spin-off of the Company.

Signing Bonus:

On the first payroll date after your start date, you will receive a signing bonus of $2,000,000, less deductions required by law. If you terminate your employment other than for “Good Reason” (as defined below) or the Company terminates your employment for “Cause” (as defined below) (a) on or before the first anniversary of your start date, you must repay to the Company 100% of the signing bonus, or (b) after the first anniversary but on or before the second anniversary of your start date, you must repay to the Company 1/2 of the signing bonus. Any repayments under this paragraph must be made within 60 days after the date your employment terminates.

Additional Separation Event Sign-on Grant:

In addition to your annual long-term incentive awards, at, or as soon as practicable after, the Separation Event, you will receive an additional award of time-based restricted stock units (“RSUs”) relating to shares of the Company’s common stock with a value at the time of grant of $4,000,000. This award will vest 40% on the first anniversary of your start date, and 30% on each of the second and third anniversaries of your start date, in each case subject to your continued employment through the applicable vesting dates (except as provided below under the Severance heading); provided, that, if the Separation Event does not occur by the first anniversary of your start date, instead of receiving the RSUs relating to shares of the Company’s common stock as described above you will receive an award of SWX shares and RSUs relating to shares of SWX common stock under SWX’s 2024 omnibus incentive plan (provided the plan is approved by SWX stockholders at SWX’s 2024 annual meeting), with 40% of the award being paid in vested shares of SWX common stock at, or as soon as practicable after, the first anniversary of your start date, and the remainder in time-vesting SWX RSUs vesting 30% on each of the second and third anniversaries of your start date, as described above.

Benefits:

During your employment, you will be eligible for the Company’s employee benefits consistent with the Company’s practices and applicable law and in accordance with the terms of the applicable benefit plans and/or Company policies, as they currently exist and subject to any future modifications in the Company’s discretion. These benefits currently include a 40l(k) plan, health, dental, and vision insurance plans, as well as life and disability insurance. In addition, the Company will provide you with the necessary materials and equipment to effectively perform the responsibilities of your position. Any equipment, proprietary information, or other materials must be returned to the Company upon termination for any reason.

Business Expense Reimbursement:

Subject to the terms of the Company’s expense reimbursement policies, as in effect from time to time and as may be modified in accordance with their terms and applicable law, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off:

You will initially be granted 160 hours of paid time off which can be utilized pursuant to the Company’s paid time off policies, as in effect from time to time and as may be modified in accordance with their terms and applicable law.

Work Location:

You wi11 be assigned to work out of the Company’s Phoenix, Arizona office.

D&O Insurance:

You will be provided with D&O insurance at the company’s expense with coverage provisions similar to other senior executives of SWX and the Company.

Corporate Opportunity:

You are required to submit to the Company all business, commercial and investment opportunities or offers presented to you or of which you become aware and that relate to the business of the Company at any time during your employment. Unless approved by the board of directors, you shall not accept or pursue, directly or indirectly, any corporate opportunities on your own behalf.

Cooperation:

You shall both during and after your employment with the Company cooperate with the Company in any internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company (including, without limitation, being available upon reasonable notice for interviews and factual investigations, appearing to give testimony without requiring service of a subpoena or other legal process, volunteering all pertinent information and turning over to the Company all relevant documents which are or may come into your possession. The Company will reimburse you for all reasonable out-of-pocket costs incurred by you in this regard.

Clawbacks: All incentive awards and equity grants are subject to the Company’s “clawback” policies that may currently be in place or may be adopted in the future, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

At-Will Employment:

This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time and does not otherwise confer any contractual rights whatsoever. In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice (other than the notice contemplated in the definition of Good Reason, if applicable). Similarly, the Company is free to terminate your employment at any time, with or without cause, or advance notice (other than the notice contemplated in the definition of Cause, if applicable).

Severance:

Termination by the Company for Cause or by you other than for Good Reason. If your employment is terminated by the Company for “Cause” or by you other than for “Good Reason,” you will not receive any severance benefits, other than any accrued but unpaid salary, any vested employee benefits and equity awards to which you are entitled under the terms of the applicable benefit plan or award agreement, as applicable, and any other benefits required by applicable law (the “Accrued Obligations”).

For purposes of this offer letter, “Cause” means: (a) negligence in the performance of, intentional nonperformance of, or inattention to your material duties and responsibilities hereunder, any of which continue for 30 business days after receipt of written notice of need to cure the same; (b) your willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (c) your violation of any of the Company’s policies or procedures, which violation is not cured by Employee within 30 business days after you have been given written notice thereof; (d) your conviction of, a plea of nolo contendere to, or a guilty plea or a confession by you to an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) your use of illegal substances or habitual drunkenness that interferes with your ability to discharge your duties, responsibilities, or obligations to the Company, as determined in the Board’s sole discretion; or (f) the breach by you of a material provision of this offer letter if you do not cure such breach within 30 business days after you have been given written notice thereof. For purposes of this offer letter, “Good Reason” means (a) assignment of any duties that are materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this offer letter, (b) the Company moving your primary work location outside the Phoenix, Arizona area (other than pursuant to a work-from-home mandate), or (c) any material breach of this offer letter by SWX or the Company; provided, that a termination will not be deemed to be a termination for Good Reason unless you have provided written notice to the Company of the existence of the condition(s) described above within 90 days of the initial existence of the condition(s), the Company has failed to cure the condition(s) within 30 days after such notice is received, and your employment terminates within 30 days after the cure period ends.

Termination by the Company without Cause or by you for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason, you will be entitled to any Accrued Obligations and, subject to your execution of a general release of claims in the form provided by the Company and such release becoming effective and irrevocable within 60 days after the date your employment terminates, you will also (a) be entitled to receive a lump sum payment equal (before deductions required by law) to the product of (x) and (y), where (x) is the sum of your annual base salary and target annual incentive opportunity at the time of termination and (y) is 2, if the termination does not occur on, or within 24 months after, the date of a “Change in Control” (as defined below) (a “Non-CIC Termination”) or 3, if the termination occurs on, or within the 24 months after, the date of a “Change in Control” (as defined below) (a “CIC Termination”), and (b) all of your outstanding equity awards that vest based solely on continued service will vest as of the date of termination, and all of your outstanding equity awards that vest based on achievement of performance conditions will vest either (x) pro rata, in the case of a Non-CIC Termination, or (y) in full at the target level, in the case of a CIC Termination. If your equity awards vest on a pro rata basis, the amount that vests will be determined by multiplying the ratio of actual months of employment during the performance period to the full number of months in the performance period, by the percentage of the award that is earned, based on actual performance achieved over the full performance period, with any such performance-based awards that are earned settled following completion of the applicable performance period on the normal schedule of distributions to plan participants. For clarity, a termination by the Company due to your “Disability” (as defined below) will not be treated as a termination by the Company without Cause.

For purposes of this offer letter, “Change in Control” has the meaning set forth in SWX’s 2024 omnibus incentive plan, except that references in such definition to the “Company” shall mean (a) SWX and the Company prior to the Separation Event, and (b) only the Company after the Separation Event. For clarity, the Separation Event will not constitute a Change in Control.

Termination due to Death If your employment terminates due to your death, you shall not be entitled to any severance benefits under the terms of this Agreement.

Termination due to Disability If your employment is terminated by the Company due to your “Disability,” you shall be entitled to severance benefits equal to one year of your annual base salary. Such severance benefits shall be paid to you in a lump-sum payment within sixty days of the date of termination. For purposes of this offer letter, “Disability” means that you are unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or to last 6 months or more or you become eligible for long term disability payments under the Company’s applicable long term disability program.

Tax Matters: All compensation and benefits contemplated by this offer letter are subject to reduction for applicable tax withholdings and any other deductions required by law. It is intended that the terms of this offer letter comply with Section 409A of the Internal Revenue Code of 1986, as amended, and related Treasury regulations (“Section 409A”) or an exemption therefrom, and the terms of this letter agreement will be interpreted accordingly; provided, however, that SWX, the Company, and their respective affiliates, employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to you with respect to any taxes, penalties, interest or other costs or expenses you or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this offer letter, with respect to any amounts under this offer letter that are determined to be deferred compensation for purposes of Section 409A and payable as a result of termination of employment, you will not be deemed to have terminated employment unless and until you have experienced a “separation from service” (as that term is used in Section 409A). Payments pursuant to this offer letter are intended to constitute separate payments for purposes of Treasury Regulation Section l .409A-2(b)(2)(i). If any payments that are conditioned upon execution of a release within the 60-day period after termination of employment constitute deferred compensation, if the 60-day period spans calendar years the payments conditioned upon the release will be paid in the latter year. Any reimbursements or in-kind benefits provided to or for you that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Treasury Regulation Section l.409A-3(i)(l)(iv). Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

Confidential Information, Proprietary Information and Inventions; No Conflict with Prior Agreements. As an employee of the Company, you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Both during and after the termination of employment, whether such termination is voluntary or involuntary, you shall not use or disclose confidential or proprietary information without the Company’s prior written consent, except as may be necessary in the ordinary course of performing his duties to Company. Additionally, you will be required to read, complete, and sign any confidentiality, assignment of inventions or similar agreement that may reasonably be requested by the Company. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employer(s). By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Notwithstanding any provisions in this letter agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order provided your actions are consistent with 18 U.S.C. § 1833. Additionally, nothing in this letter agreement prohibits you from taking any action to communicate with the U.S. Securities and Exchange Commission about a possible securities law violation in compliance with all whistleblower statutes and regulations.

Non-Compete; Non-Solicitation; Non-Disparagement. By signing below, you acknowledge and agree that you and the Company will execute a separate agreement, which you have reviewed, containing non-competition, non-solicitation and non-disparagement covenants.

Company Policy Documents. As part of your onboarding process, you will be provided copies of reasonable and customary Company policy docun1ents which shall be considered the terms and conditions of your employment. (“Company Documents”) all of which must be returned to the Company with signed consents and acknowledgments on or before your Employment Start Date.

Drug/Alcohol Testing:

By accepting this offer: You acknowledge yourself as being free of inappropriate drug or alcohol use; and you accept that the Company has a smoke-free workplace policy and a drug/alcohol-free workplace program which could include ongoing random or comprehensive testing of all employees or single employees.

Offer Conditions:

This offer is contingent upon successful results of a lawful background check and drug screen, and your execution of an agreement to protect the intellectual property and other rights of the Company and its affiliated companies. Consideration of any background check will be tailored to the requirements of the job as well as any limitations pursuant to applicable law. By signing below, you acknowledge that you will be required to execute any necessary consents to perform such checks.

This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

I am confident that you will find this position both challenging and rewarding. We look forward to your contributions and success with the Company. If the terms set forth in this letter are acceptable to you, please sign and date the letter and return. You will then be asked to complete several pre-employment steps, which will be sent by our HR team.

[signature page follows}

Sincerely,

Karen S. Haller

President and CEO, Southwest Gas Holdings, Inc.

/s/ Karen S. Haller	December 21, 2023
Karen S. Haller

Karen S. Haller
Director, Centuri Group, Inc.

/s/ Karen S. Haller	December 21, 2023
Karen S. Haller

I accept this employment offer:

/s/ William J. Fehrman	December 21, 2023
William J. Fehrman